EXHIBIT 99.1

revlon ANNOUNCES NEW YORK STOCK EXCHANGE’S DECISION TO DELIST ITS COMMON STOCK

NEW YORK, October 20, 2022 (BUSINESS WIRE) – Revlon, Inc. (NYSE: REV) (“Revlon” or the “Company”) today announced that on October 20, 2022, the NYSE Regulatory Oversight Committee’s Committee for Review rejected the Company's appeal and affirmed the New York Stock Exchange Staff's (“NYSE Staff”) decision to delist the Company's Class A common stock following the June 15, 2022 Chapter 11 filing by the Company and certain of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of New York. Accordingly, the Company expects the NYSE Staff to make an application to the Securities and Exchange Commission (“SEC”) to delist the Company's Class A common stock in the near future. In the meantime, the NYSE has suspended trading in Revlon’s Class A common stock. The Company’s Class A common stock is expected to trade on the OTC marketplace/pink sheets following the delisting.

Additional information, including court filings and other documents, related to the court-supervised Chapter 11 process, is available on the Company’s restructuring website at https://cases.ra.kroll.com/Revlon, by emailing revloninfo@ra.kroll.com or by calling (855) 631-5341 (toll free) or (646) 795-6968 (international).

About Revlon, Inc.

Revlon has developed a long-standing reputation as a color authority and beauty trendsetter in the world of color cosmetics and hair care. Since its breakthrough launch of the first opaque nail enamel in 1932, Revlon has provided consumers with high quality product innovation, performance and sophisticated glamour. In 2016, Revlon acquired the iconic Elizabeth Arden company and its portfolio of brands, including its leading designer, heritage and celebrity fragrances. Today, Revlon's diversified portfolio of brands is sold in approximately 150 countries around the world in most retail distribution channels, including prestige, salon, mass, and online. Revlon is among the leading global beauty companies, with some of the world’s most iconic and desired brands and product offerings in color cosmetics, skin care, hair color, hair care and fragrances under brands such as Revlon, Revlon Professional, Elizabeth Arden, Almay, Mitchum, CND, American Crew, Creme of Nature, Cutex, Juicy Couture, Elizabeth Taylor, Britney Spears, Curve, John Varvatos, Christina Aguilera and AllSaints.

Forward-Looking Statements

This press release contains forward-looking statements. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates", and include the timing of the Company's delisting from the NYSE and similar statements. Further information regarding these and other risks is included in Revlon's filings with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Revlon does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under applicable law.

For Investor Relations Inquiries:

212-527-4040 or investor.relations@revlon.com

For Media Inquiries:

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com